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                                                                EXHIBIT 99.1

          NEWS RELEASE
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          WESCO International, Inc. / 225 West Station Square Drive, Suite 700 /
          Pittsburgh, PA  15219

                    WESCO INTERNATIONAL, INC. PARENT OF WESCO
                               RECEIVABLES, CORP.
                   ANNOUNCES NEW RECEIVABLES PURCHASE FACILITY


              Contact: Stephen A. Van Oss, Chief Financial Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                            http://www.wescodist.com

Pittsburgh, PA, September 8, 2003 - WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, and parent company of WESCO Receivables, Corp. ("WRC") today announced the successful completion of a revised Receivables Purchase facility.

As of September 2, 2003, WRC entered into a revised $300 million Receivables Purchase facility with four institutions. The facility will consist of a $165 million 364-day term level and a $135 million three-year term commitment. The new facility replaces the WRC's existing $242 million receivables purchase agreement that was scheduled to mature in September.

Stephen A. Van Oss, Vice President and Chief Financial Officer, stated, "We are pleased with the new Accounts Receivables Securitization facility. The unique two-tiered commitment provides WRC with a very competitive, low cost, longer term source of financing and is designed to provide capacity for future growth. This new facility, combined with the $51 million Real Estate Mortgage facility completed in February 2003, has significantly enhanced WESCO's capital structure."

                                      # # #

WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2002 annual product sales of approximately $3.3 billion. The Company employs approximately 5,500 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and over 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

                                      # # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as the Company's other reports filed with the Securities and Exchange Commission. WESCO's Internet address is: http://www.wescodist.com.